Exhibit 99.1

The ADT Corporation
1501 Yamato Road
Boca Raton, FL 33431
+1 561.988.3600
www.adt.com
NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn	Craig Streem
tel: +1 561.322.7029	tel: +1 561.226.2983
scohn@adt.com	cstreem@adt.com

ADT DEBUTS AS AN INDEPENDENT PUBLIC COMPANY

FOLLOWING SPINOFF FROM TYCO INTERNATIONAL

Leading Provider of Home and Small Business Security Solutions

Begins Trading on the New York Stock Exchange

Boca Raton, Fla., Oct. 1, 2012 – The ADT Corporation (NYSE: ADT), a leader in the electronic security, interactive home and business automation and alarm monitoring services industry in the U.S. and Canada, returned today to the public equity markets as an independent company after completing its spinoff from Tyco International Ltd. Founded nearly 140 years ago, ADT begins its next chapter as one of the most well-known and trusted brands in the security industry, with $3.1 billion in 2011 annual revenue and 6.4 million customers. Its shares are listed on the New York Stock Exchange under the ticker symbol ADT and it is a constituent of the S&P 500® index.

“The launch of ADT as an independent company is a great moment for our employees, and it marks an exciting milestone in our proud history,” said ADT CEO Naren Gursahaney. “ADT leads the security industry because of our commitment to customer service, focus on innovation and continued investment in our infrastructure and our people. But what really differentiates us is that we never forget what we do for a living – we help save lives.”

With nearly 16,000 employees in 200 locations, ADT maintains the largest sales, installation and service field force of all security providers. The company’s six fully redundant alarm monitoring centers comprise the industry’s most robust monitoring network. ADT serves one-fourth of the North American residential and small-business monitored security market, fully six times the size of its closest competitor.

The North American market for residential- and small-business-monitored security exceeds $12.5 billion in annual sales, up from $11.3 billion six years ago, according to ADT research and analyses of industry data. In addition, just one-in-five U.S. households possess a monitored security system today, leaving significant scope for ADT to expand in the overall market. ADT will use its spinoff from Tyco as an opportunity to pursue a unique growth strategy as a pure-play security company, focused on capturing additional market share through an expanded portfolio of offerings.

ADT’s broad range of products and advanced service offerings meet a range of customer needs for today’s lifestyles. They comprise:

•	Residential Security: The core of ADT’s business, providing customers with burglar, fire, carbon dioxide and other essential alarm monitoring.

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Small Business: An important and growing market where ADT has tailored its best technology and services from other areas to provide a full range of intrusion detection, monitoring and surveillance and other essential services.

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ADT Pulse: A pioneering technology that lets residential and business customers access information and control their security systems remotely. Pulse delivers functions that record and view live video and text messages at a trigger event. When ADT launched Pulse in 2010, it was the first security company to offer a mass-market home automation system nationwide. Today, more than 1-in-3 home security units that ADT sells is a Pulse system.

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Home Health: ADT’s Personal Emergency Response System (PERS) provides customers with solutions that help sustain independent living by providing security and safety in the case of a fall or unexpected medical emergency. Driven by demographic trends and lifestyle changes, this is a growing market segment.

“As an independent company, we will invest for growth by uncovering new revenue streams and building our product portfolio through innovations and partnerships, including extensions to the ADT Pulse platform,” said Gursahaney. “I see a bright future ahead.”

In addition to CEO Gursahaney, ADT’s management team comprises eight executives from its existing talent, experts from Tyco, and best-in-class leaders from outside the organization. The senior leadership team includes Kathryn Mikells, chief financial officer; David Bleisch, chief legal officer; Don Boerema, chief corporate development officer; Mark Edoff, senior vice president, business operations optimization; Anita Graham, chief human resources and administrative officer; Stephen Gribbon, senior vice president, sales; Shawn Lucht, senior vice president, operations; and Tony Wells, chief marketing and customer officer.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.